                                                                      Exhibit 21

                           SUBSIDIARIES OF THE COMPANY

                                   State of
        Subsidiary               Incorporation       Doing Business As
----------------------------     -------------    -------------------------

TA Operating Corporation          Delaware        TravelCenters of America
National Auto/Truckstops, Inc.    Delaware                   --
TA Franchise Systems, Inc.        Delaware                   --
TA Travel, L.L.C.  (a)            Delaware                   --
TP Acquisition, Inc.              New York                   --

(a) Wholly-owned by TA Operating Corporation